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                                                                    EXHIBIT 10.6

AGREEMENT FOR LICENSE TO SHARE REVENUE AND TECHNOLOGY

The parties agree to enter into a final license agreement based on the terms of this agreement subject to review and approval of a final agreement by the Board of Directors of both companies.

Item: Games of skill created by Adrenalin, to be played for cash prizes on an Internet Gaming online casino. Described in Adrenalin brochure

Adrenalin Interactive

      Will complete the game designs in a manner acceptable to Netbet

      Will provide game software and graphics for testing on the COSP web site

      Will provide game software and graphics to play on the COSP web site for revenue generation

Netbet

      Will provide information and guidance on interface to web site software and cash transactions, and integration with operation

      Will provide game design input on suitability for gaming use

      Will use the games on licensed web sites for testing and revenue generation

Terms

      Adrenalin Interactive will license games to Netbet on non-exclusive basis

      Netbet and Adrenalin will share 50/50 of net revenue. Advance royalties to be determined

      Netbet will sub-license games to COSP on a basis mutually acceptable to Netbet and Adrenalin Interactive

The parties agree to execute mutual non-disclosure, non-circumvention agreements for confidential information.

Both parties must give written approval on information contained in this agreement prior to release to third parties.

Adrenalin Interactive Inc.             Netbet Inc.


By: /s/ JAY SMITH                      By: /s/ D. E. WRIGHT
   --------------------------------       ------------------------------------

Its: CEO                               Its: President
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Date: June 16, 1998                    Date: June 16, 1998
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